This announcement is neither an offer to purchase nor a solicitation of an offer to sell Interests. The Offer is being made solely by the Offer to Purchase dated March 11, 1996 and the related Assignment of Partnership Interest and is being made to all holders of Interests. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Interests pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Interests in such state. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH

                   Up to 9,002 Limited Partnership Interests
                                       in
                         BALCOR EQUITY PROPERTIES--VIII
                                       at
                            $260.00 Net per Interest

                   Up to 11,234 Limited Partnership Interests
                                       in
                         BALCOR EQUITY PROPERTIES--XII
                                       at
                            $250.00 Net per Interest

                   Up to 22,240 Limited Partnership Interests
                                       in
                        BALCOR REALTY INVESTORS LTD.--82
                                       at
                            $125.00 Net per Interest

                   Up to 22,501 Limited Partnership Interests
                                       in
                          BALCOR REALTY INVESTORS--83
                                       at
                            $225.00 Net per Interest

                   Up to 42,000 Limited Partnership Interests
                                       in
                          BALCOR REALTY INVESTORS--84
                                       at
                            $153.00 Net per Interest

                   Up to 24,809 Limited Partnership Interests
                                       in
                     BALCOR REALTY INVESTORS 85--SERIES I,
                       A REAL ESTATE LIMITED PARTNERSHIP,
                                       at
                            $265.00 Net per Interest

                   Up to 17,728 Limited Partnership Interests
                                       in
                    BALCOR REALTY INVESTORS 85--SERIES III,
                       A REAL ESTATE LIMITED PARTNERSHIP,
                                       at
                            $225.00 Net per Interest

                   Up to 17,937 Limited Partnership Interests
                                       in
                     BALCOR REALTY INVESTORS 86--SERIES I,
                       A REAL ESTATE LIMITED PARTNERSHIP,
                                       at
                            $155.00 Net per Interest

                                       by

                      METROPOLITAN ACQUISITION VII, L.L.C.


         NONE OF THE OFFERS IS CONDITIONED UPON FINANCING OR UPON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED.

         Metropolitan Acquisition VII, L.L.C., a Delaware limited liability company (the "Purchaser"), is offering to purchase up to: 9,002 of the outstanding limited partnership interests in Balcor Equity

Properties--VIII, an Illinois limited partnership, at a purchase price of $260.00 per Interest; 11,234 of the outstanding limited partnership interests in Balcor Equity Properties--XII, an Illinois limited partnership, at a purchase price of $250.00 per Interest; 22,240 of the outstanding limited partnership interests in Balcor Realty Investors Ltd.--82, an Illinois limited partnership, at a purchase price of $125.00 per Interest; 22,501 of the outstanding limited partnership interests in Balcor Realty Investors--83, an Illinois limited partnership, at a purchase price of $225.00 per Interest; 42,000 of the outstanding limited partnership interests in Balcor Realty Investors--84, an Illinois limited partnership, at a purchase price of $153.00 per Interest; 24,809 of the outstanding limited partnership interests in Balcor Realty Investors 85 Series I, A Real Estate Limited Partnership, an Illinois limited partnership, at a purchase price of $265.00 per Interest; 17,728 of the outstanding limited partnership interests in Balcor Realty Investors 85 Series III, A Real Estate Limited Partnership, an Illinois limited partnership, at a purchase price of $225 per Interest; and 17,937 of the outstanding limited partnership interests in Balcor Realty Investors 86 Series I, A Real Estate Limited Partnership, an Illinois limited partnership, at a purchase price of $155.00 per Interest (each of the foregoing partnerships, a "Partnership" and, collectively, the "Partnerships"), in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase with respect to each Partnership dated March 11, 1996 and the related Assignment of Partnership Interest (which, together with any supplements or amendments thereto, collectively constitute each "Offer"). Limited partnership interests in each of the Partnerships are hereinafter referred to as "Interests," and holders of Interests are hereinafter referred to as "Limited Partners." The purchase price for an Offer will automatically be reduced by the aggregate amount of distributions per Interest, if any, made by the Partnership to Limited Partners of the applicable Partnership from and including March 11, 1996 through and including the Expiration Date.

       EACH OFFER AND THE RELATED WITHDRAWAL RIGHTS AND PRORATION PERIOD
  WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 5, 1996,
                         UNLESS SUCH OFFER IS EXTENDED.

         The Purchaser is making each Offer for investment purposes. The Purchaser does not have any present plans or intentions with respect to a liquidation, sale of assets or refinancing of any of the properties of any of the Partnerships, nor does the Purchaser presently intend to change the current management or the operations of any of the Partnerships or to seek to cause any of the Partnerships to engage in any extraordinary transaction. However, the Purchaser's plans in these regards could change at any time in the future with respect to any or all of the Partnerships. The Purchaser has been organized for the purpose of making the Offers.

         Limited Partners who tender their Interests in response to an Offer will not be obligated to pay any commissions or partnership transfer fees. A Limited Partner may tender any or all of the Interests owned by that Limited Partner; provided, however, that tenders of fractional Interests will not be permitted, except by a Limited Partner who is tendering all of the Interests owned by that Limited Partner.

         If more than the number of Interests that the Purchaser seeks to purchase pursuant to an Offer are validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined below), the Purchaser will take into account the number of Interests so tendered and will, upon the terms and subject to the conditions of such Offer, take up and pay for, in the aggregate, the maximum number of Interests sought, pro rata according to the number of Interests validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases of fractional Interests. If the number of Interests validly tendered and not properly withdrawn on or prior to the Expiration

Date is less than or equal to the maximum number of Interests sought in an Offer, the Purchaser will purchase all Interests so tendered and not withdrawn, upon the terms and subject to the conditions of such Offer.

         For purposes of the Offers, the Purchaser will be deemed to have accepted for payment pursuant to each Offer, and thereby purchased, validly tendered Interests if, as and when the Purchaser gives verbal or written notice to the Depositary (as defined in the applicable Offer to Purchase) of the Purchaser's acceptance for payment of those Interests pursuant to such Offer.
A tendering beneficial owner of Interests whose Interests are owned of record by an Individual Retirement Account (IRA) or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. Upon the terms and subject to the conditions of each Offer, payment for Interests accepted for payment pursuant to an Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting such payments to Limited Partners whose Interests have been accepted for payment. In all cases payment for the Interests purchased pursuant to an Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment of Partnership Interest (or facsimile thereof) with any required signature guarantees and any other documents required by the Assignment of Partnership Interest. Under no circumstances will interest on the purchase price for Interests be paid, regardless of any delay in making such payment.

         The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, April 5, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which an Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which such Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which an Offer is open for any reason, including the occurrence of any of the events specified in Section 14 of the applicable Offer to Purchase, by giving verbal or written notice of such extension to the Depositary. In the case of an extension of an Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         Tenders of Interests made pursuant to an Offer are irrevocable, except that Interests tendered pursuant to an Offer may be withdrawn at any time on or prior to the applicable Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to such Offer, may also be withdrawn at any time after May 11, 1996. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the applicable Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Interests to be withdrawn and must be signed by the person(s) who signed the Assignment of Partnership Interest in the same manner as the Assignment of Partnership Interest was signed. Any Interests properly withdrawn will be deemed not validly tendered for purposes of such Offer. Withdrawn Interests may be re-tendered, however, at any time prior to the Expiration Date.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in each Offer to Purchase and is incorporated herein by reference.

         The general partner of each of the Partnerships has provided the Purchaser with a current list of the Limited Partners of such Partnership. The tender offer documents and, if required, other relevant materials with respect to an Offer will be mailed by the Purchaser to the persons shown the applicable list and, to the extent known by the Purchaser, to persons who have purchased Interests but have not yet been reflected as Limited Partners on the books and records of the applicable Partnership.

         EACH OFFER TO PURCHASE AND THE RELATED ASSIGNMENT OF PARTNERSHIP INTEREST CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO AN OFFER.

         Questions and requests for assistance may be directed to the Information Agents at their respective addresses and telephone numbers set forth below. Requests for copies of an Offer to Purchase and the related Assignment of Partnership Interest may be directed to either of the Information Agents, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agents and the Depositary) in connection with the solicitation of tenders of Interests pursuant to any Offer.

                   The Information Agents for the Offers are:

               [HERMAN GROUP LOGO]             [BEACON HILL LOGO]

             2121 San Jacinto Street             90 Broad Street
                   26th Floor                      20th Floor
               Dallas, Texas 75201          New York, New York 10004
                  (800) 647-2543                 (800) 755-5001
                   (Toll Free)                    (Toll Free)

March 11, 1996